Exhibit 10.1

Description of the Penn National Gaming, Inc. Annual Incentive Plan

The Annual Incentive Plan provides for cash bonuses payable upon the attainment of pre-established performance goals.  The Annual Incentive Plan will enable Penn National Gaming, Inc. (the “Company”) to claim tax deductions for all bonuses payable under the Annual Incentive Plan, including bonuses for the 2007 calendar year and bonuses for calendar years through 2011.  Without such Annual Incentive Plan, Section 162(m) of the Internal Revenue Code of 1986, as amended, would deny the Company a deduction for bonuses under the Annual Incentive Plan paid to the Chief Executive Officer and the four other most highly compensated executive officers, to the extent each officer’s compensation that is subject to Section 162(m) exceeds $1 million.  The unavailability of this deduction would cause the Company to pay higher Federal income taxes.

Administration.  The Annual Incentive Plan is administered by the Compensation Committee.  The Compensation Committee will, among other things, designate participants from among the eligible employees, establish performance goals within the parameters described below and administer the Annual Incentive Plan as it deems necessary or advisable.  The Compensation Committee has the right to terminate or amend the Annual Incentive Plan, without stockholder approval, at any time and for any reason.  The Company also may adopt other bonus or incentive plans.

Eligible Employees.  Employees eligible to participate in the Annual Incentive Plan include the Chief Executive Officer, the other executive officers of the Company and other key officers of the Company, which currently consists of approximately nine individuals.

Performance Goals.  The Annual Incentive Plan is an incentive compensation plan designed to promote teamwork towards achieving pre-established corporate performance goals each year.  The Compensation Committee approved a performance measure of free cash flow compared to the results of a peer group of the Company’s competitors and a performance measure of earnings before interest, taxes, depreciation, and amortization (“EBIDTA”) compared to plan as the business criteria upon which performance goals are based.

Plan Benefits.  Participants in the Annual Incentive Plan may receive a bonus with a threshold, target and maximum payout.  The annual bonus will be paid depending on whether the performance criteria established for the year are achieved.  No bonuses will be paid if performance criteria established for the year do not meet the threshold.  If the Company’s performance with respect to any or all of the performance criteria meets or exceeds the threshold, then a varying amount of cash, up to the maximum, may be achieved.  A maximum of $6,000,000 may be paid each year to each executive who participates in the Annual Incentive

Plan.  The Committee may determine to pay the bonus in shares of the Company’s common stock, instead of cash, under the Company’s equity-based incentive compensation plans.  The Compensation Committee may reduce, but may not increase, any bonus.